                                                                      Exhibit 5


                   [Letterhead of Simpson Thacher & Bartlett]

                                      July 28, 1999



Russell-Stanley Holdings, Inc.
685 Route 202/206
Bridgewater, New Jersey 08807

Ladies and Gentlemen:

     We have acted as counsel for Russell-Stanley Holdings, Inc., a Delaware corporation (the "Company"), and for the entities listed on Schedule A hereto (the "Guarantors"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by the Company and the Guarantors with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the issuance by the Company of $150,000,000 aggregate principal amount of its 10 7/8% Senior Subordinated Notes due 2009 (the "Exchange Notes") and the issuance by the Guarantors of guarantees (the "Exchange Guarantees") with respect to the Exchange Notes. The Exchange Notes and the Exchange Guarantees are to be offered by the Company in exchange for (the "Exchange") $150,000,000 aggregate principal amount of its outstanding 10 7/8% Senior Subordinated Notes due 2009 (the "Original Notes") and the guarantees with respect to the Original Notes (the "Original Guarantees"). The Original Notes and the Original Guarantees have been, and the Exchange Notes and the Exchange Guarantees will be, issued under an Indenture, dated as of February 10, 1999 (the "Indenture"), between the Company and The Bank of New York, as Trustee.

     We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. In addition, we have examined the originals or duplicates, or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company and the Guarantors.

     In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the due organization and valid existence of the Guarantors (other than RSLPCO, Inc.), the due authorization, execution and delivery of the Indenture by the Guarantors (other than RSLPCO, Inc.), that the execution, delivery, and performance by the Guarantors (other than RSLPCO, Inc.) of the Indenture and the Exchange Notes and Exchange Guarantees do not and will not violate the respective laws of the Guarantor's jurisdiction of organization or any other applicable laws (other than the laws of the state of New York and the Federal laws of the United States), the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, the authenticity of the originals of such latter documents, and that the Indenture is the valid and legally binding obligation of the Trustee.

     Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:

     1. When the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the Exchange, the Exchange Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

     2. When (a) the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the Exchange and (b) the Exchange Guarantees have been duly issued, the Exchange Guarantees will constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

     Our opinions set forth in paragraphs 1 and 2 above are subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

     We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the law of the State of New York and the Delaware General Corporation Law (which reference to the Delaware General Corporation Law includes, as a matter of generally understood opinion practice, case law construing the Delaware General Corporation Law).

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus included therein.



                                       Very truly yours,


                                       /s/ Simpson Thacher & Bartlett


SIMPSON THACHER & BARTLETT

                                   SCHEDULE A


Guarantors

Container Management Services, Inc.
New England Container Co., Inc.
RSLPCO, Inc.
Russell-Stanley Corp.
Russell-Stanley, Inc.
Russell-Stanley, L.P.